UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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CITIZENS & NORTHERN CORPORATION

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90-92 Main Street
Wellsboro, Pennsylvania 16901
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, APRIL 21, 2009
TO OUR STOCKHOLDERS:
     Notice is hereby given that the Annual Meeting of the stockholders of Citizens & Northern Corporation (the “Corporation”) will be held at Citizens & Northern Bank, located at 90 Main Street, Wellsboro, Pennsylvania, on Tuesday, April 21, 2009, at 2:00 P.M., local time, for the following purposes:
1.	To elect four Class I directors to serve for a term of 3 years;

2.	To consider and approve the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation paid to executives of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

and

3.	To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.
     Only stockholders of record at the close of business on February 24, 2009 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy.

By Order of the Board of Directors,

Jessica R. Brown
Corporate Secretary

March 12, 2009

CITIZENS & NORTHERN CORPORATION
90-92 Main Street
Wellsboro, Pennsylvania 16901
PROXY STATEMENT
Annual Meeting of Stockholders — April 21, 2009
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation to be used at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 21, 2009, at 2:00 P.M. at Citizens & Northern Bank (“C&N Bank”), located at 90 Main Street, Wellsboro, Pennsylvania, and at any adjournment thereof.
     We have decided to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about March 12, 2009, we mailed to most stockholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.
     Shares represented by properly completed proxies will be voted in accordance with the instructions indicated thereon unless such proxies have previously been revoked. If no direction is indicated, such shares will be voted in favor of the election as directors of the nominees named below, and in the discretion of the proxy holder as to any other matters that may properly come before the Annual Meeting or any adjournment thereof. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.
     The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, e-mail or other electronic means by the Corporation’s directors, officers and employees. American Stock Transfer & Trust Company, the transfer agent and registrar for the Corporation, will assist in the distribution of proxy materials and the solicitation and tabulation of votes. Arrangements also may be made with custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of stock held of record by such persons, and the Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
     The Board of Directors has fixed the close of business on February 24, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On the record date, there were outstanding and entitled to vote 8,961,084 shares of common stock. Common stockholders will be entitled to one vote per share on all matters to be submitted at the meeting. The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes that all stockholders are entitled to cast shall constitute a quorum at the Annual Meeting. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates. Neither abstentions nor broker non-votes will be counted as votes cast and neither will have any effect on the result of the vote, although both will count toward the determination of the presence of a quorum. The Articles of Incorporation of the Corporation do not permit cumulative voting.
     No person is known by the Corporation to have beneficially owned 5% or more of the outstanding common stock of the Corporation as of February 24, 2009.

     Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 21, 2009: This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: www.amstock.com/proxyservices/viewmaterials.asp

PROPOSAL 1 — ELECTION OF DIRECTORS
     The Articles of Incorporation of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors and that within these limits the numbers of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at thirteen. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. Typically, one class of directors is elected annually, and the term for each Class is typically three years. Four directors in Class I are to be elected at the Annual Meeting to serve for a three-year term. It is the intention of the persons named as proxyholders on the enclosed form of proxy, unless other directions are given, to vote all shares which they represent for the election of management’s nominees named in the tabulation below. Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the highest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. Each director elected will continue in office until a successor has been elected. The Board of Directors recommends a vote “FOR” the election of the nominees listed below, each of whom has consented to be named as a nominee and to serve if elected. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Board of Directors.
     All Directors and Nominees are independent, except for Craig G. Litchfield and Charles H. Updegraff, Jr., according to the definition of “independent director” under NASDAQ rules, which the Corporation uses to determine independence. The Board of Directors of the Corporation has adopted a written policy for Director Independence, which is available on our website at www.cnbankpa.com by clicking on “Shareholder News”, then “Corporate Governance Policies”, then “Independence Standards”.

     The following table sets forth certain information about the director nominees and about the other directors whose terms of office will continue after the Annual Meeting.

Name, Age and Certain Biographical Information	Period of Service as a Director
CLASS I —MANAGEMENT’S NOMINEES FOR A 3 YEAR TERM ENDING 2012:

Raymond R. Mattie, 45	Director since 2007
President of M & S Conversion Co. Inc.

Edward H. Owlett, III, 54	Director since 1994
President & CEO of Putnam Company

James E. Towner, 62	Director since 2000
General Manager of The Scranton Times, formerly
Publisher of The Daily / Sunday Review

Charles H. Updegraff, Jr., 56	Director since 2007
Executive Vice President and Chief Operating Officer of C&N Bank since May 2007 and President and Chief Executive Officer of Canisteo Valley Corporation and First State Bank since May 2008; formerly President & Chief Executive Officer of Citizens Bancorp, Inc. and Citizens Trust Company

Class II — Continuing Directors with Terms Expiring in 2010:

R. Bruce Haner, 61	Director since 1998
Auto Buyer for New Car Dealers

Susan E. Hartley, 51	Director since 1998
Attorney at Law

Leo F. Lambert, 55	Director since 2001
President and General Manager of Fitzpatrick & Lambert, Inc.

Edward L. Learn, 61	Director since 1989
Former owner of Learn Hardware & Building Supply

Leonard Simpson, 60	Director since 1989
Attorney at Law and Sullivan County District Attorney

Class III — Continuing Directors with Terms Expiring in 2011:

Dennis F. Beardslee, 58	Director since 1999
Owner of Terrace Lanes Bowling Center

Jan E. Fisher, 54	Director since 2002
Executive Vice President & COO of Laurel Health System, President and CEO Soldiers & Sailors Memorial Hospital, Wellsboro, PA

Craig G. Litchfield, 61	Director since 1996
President & Chief Executive Officer of Citizens & Northern Corporation and Citizens & Northern Bank

Ann M. Tyler, 64	Director since 2002
Certified Public Accountant in firm of Ann M. Tyler CPA, PC

CORPORATION’S AND C&N BANK’S EXECUTIVE OFFICERS
     The following table sets forth certain information with respect to the current executive officers of the Corporation and C&N Bank.

Name and Position for Last Five Years	Age
Craig G. Litchfield	61
President and Chief Executive Officer of the Corporation and C&N Bank since January 1997
Dawn A. Besse	57
Executive Vice President and Chief Credit Officer of C&N Bank since August 2008; formerly Executive Vice President and Director of Sales, Service and Employee Development of C&N Bank since August 2000
Harold F. Hoose, III	41
Executive Vice President and Director of Lending of C&N Bank since March 2005; formerly Vice President of C&N Bank since September 2001
Mark A. Hughes	47
Treasurer of the Corporation since November 2000; Executive Vice President and Chief Financial Officer of C&N Bank since August 2000
George M. Raup	55
Executive Vice President and Chief Information Officer since April 2008; formerly Vice President of Citizens Trust Company
Thomas L. Rudy, Jr.	44
Executive Vice President and Director of Branch Delivery of C&N Bank since February 2004; President of C&N Financial Services Corporation since January 2000
Deborah E. Scott	49
Executive Vice President and Director of Trust Department of C&N Bank since September 1999
Charles H. Updegraff, Jr.	56
Executive Vice President and Chief Operating Officer of C&N Bank since May 2007 and President and Chief Executive Officer of Canisteo Valley Corporation and First State Bank since May 2008; formerly President & Chief Executive Officer of Citizens Bancorp, Inc. and Citizens Trust Company

SECURITY OWNERSHIP OF MANAGEMENT
     The following table shows beneficial ownership of the Corporation’s common stock as of February 24, 2009 by (i) each director of the Corporation, (ii) each executive officer named in the Summary Compensation Table on page 17 and (iii) all directors and executive officers as a group.

	Amount and Nature of		Percent of Class
Name	Beneficial Ownership(1)(2)(3)		(if 1% or Greater)
Dennis F. Beardslee	10,322		—
Jan E. Fisher	7,077		—
R. Bruce Haner	19,165	(4)	—
Susan E. Hartley	7,629		—
Leo F. Lambert	8,828	(5)	—
Edward L. Learn	9,361		—
Craig G. Litchfield	83,430		—
Raymond R. Mattie	5,227
Edward H. Owlett, III	8,595		—
Leonard Simpson	35,116	(6) (7)	—
James E. Towner	12,567		—
Ann M. Tyler	10,380		—
Charles H. Updegraff, Jr.	51,040
Dawn A. Besse	16,149	(8)	—
Mark A. Hughes	24,171		—
Deborah E. Scott	22,876		—
Directors and Executive Officers as a Group (19 Persons)	363,247		4.05%

(1)	Pursuant to the regulations of the Securities and Exchange Commission, an individual is considered to “beneficially own” shares of common stock if he or she directly or indirectly has or shares (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed.

(2)	In addition, an individual is deemed to be the beneficial owner if he or she has the right to acquire shares within 60 days through the exercise of any option. Therefore, the following stock options that are exercisable within 60 days after February24, 2009 are included in the shares above: Mr. Beardslee, 4,606 shares; shares; Mrs. Fisher, 3,769 shares; Mr. Haner, 3,358 shares; Ms. Hartley, 4,069 shares; Mr. Lambert, 3,769 shares; Mr. Learn, 4,069 shares; Mr. Litchfield, 49,044 shares; Mr. Mattie, 1,341 shares; Mr. Owlett, 5,134 shares; Mr. Simpson, 4,186 shares; Mr. Towner, 3,484 shares; Ms. Tyler, 3,769 shares; Mr. Updegraff, 2,780 shares; Mrs. Besse, 10,975 shares; Mr. Hughes, 16,193 shares; and Mrs. Scott, 17,603 shares.

(3)	Includes the following restricted stock awards granted under the Corporation’s Stock Incentive Plan and Independent Director Stock Incentive Plan: Mr. Beardslee, 170 shares; Mrs. Fisher, 170 shares; Mr. Haner, 170 shares; Ms. Hartley, 170 shares; Mr. Lambert, 170 shares; Mr. Learn, 170 shares; Mr. Litchfield, 913 shares; Mr. Mattie, 142 shares; Mr. Owlett, 170 shares; Mr. Simpson, 170 shares; Mr. Towner, 170 shares; Ms. Tyler, 170 shares; Mr. Updegraff, 315 shares; Mrs. Besse, 270 shares; Mr. Hughes, 438 shares; and Mrs. Scott, 325 shares. All of the restricted awards to the directors, with the exception of Mr. Litchfield and Mr. Updegraff, vest ratably over a three-year period. Restricted awards to the executive officers, including Mr. Litchfield and Mr. Updegraff, include 2007 awards that vest ratably over a three-year period, as well as 2009 and 2008 awards that have a performance condition in addition to a requirement for continued employment. One-third of the total shares are distributed on the anniversary date of the award based on the Corporation’s attainment of a Performance Target of 100% or more of the Peer Group’s average return on equity (as defined by the Committee) for the four quarters ending the third quarter of each calendar year following the award date. The Performance Target requirement continues until all Restricted Shares awarded are distributed, expired or forfeited. If all Restricted Shares awarded are not distributed within the ten (10) year period following the date of the award, they shall expire and revert back to the Corporation. Recipients have the right to vote all restricted shares.

(4)	Includes 2,756 shares being pledged as security on borrowing facilities with C&N Bank.

(5)	Includes 168 shares held in a SEP-IRA Plan for the benefit of Mr. Lambert’s retirement plan.

(6)	Includes 4,596 shares held in a SEP-IRA Plan for the benefit of Mr. Simpson’s retirement plan.

(7)	Includes 30,292 shares being pledged as security on borrowing facilities with C&N Bank.

(8)	Includes 458 shares held in an IRA Plan for the benefit of Mrs. Besse’s retirement plan.
BOARD OF DIRECTOR COMMITTEES AND
ATTENDANCE
     Both the Corporation’s and C&N Bank’s by-laws provide that the Board may create any number of committees of the Board as it deems necessary or appropriate from time to time.
     Directors’ Attendance. The Board of Directors of the Corporation met fifteen times and the Board of Directors of C&N Bank met thirteen times in 2008. The Board of Directors also held four Executive Sessions and Independent Directors Meetings in 2008. The Executive Sessions include only members of the Board of Directors and the Independent Directors Meetings include only non-employee members. All of the directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the board committees on which he or she served.
     Although the Company does not have a formal policy with respect to Board member attendance at the Annual Meeting of Stockholders, each member is encouraged to attend the Annual Meeting. All Directors except Director Towner attended the Annual Meeting of Stockholders held in April 2008 and the Special Meeting of Stockholders held in December 2008.
     Executive Committee of the Corporation. The Corporation has an Executive Committee whose purpose is to monitor and oversee the Corporation’s management succession plan and leadership development processes, review and provide advice and counsel to the CEO regarding the Corporation’s strategic plan, mission, goals and objectives and action plans as well as various other matters and to act on behalf of and with full authority of the Board of Directors in matters that may arise between the regular monthly meetings of the Board, which require immediate Board level action. This committee consists of the following eight members of the Board of Directors: R. Robert DeCamp, R. Bruce Haner, Leo F. Lambert, Craig G. Litchfield, Edward H. Owlett, III, Leonard Simpson, James E. Towner and Charles H. Updegraff, Jr. During 2008, the Executive Committee held six meetings.
     Governance and Nominating Committee. Effective April 15, 2008, the Corporation established a Governance and Nominating Committee, with Dennis F. Beardslee, R. Robert DeCamp, Jan E. Fisher, R. Bruce Haner, Susan E. Hartley, Edward H. Owlett, III, and Leonard Simpson as members and the separate Corporate Governance and Nominating Committees were discontinued. The Corporate Governance Committee met once, and the combined Corporation Governance and Nominating committee met once during 2008. The purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. This committee is also responsible for reviewing and reporting to the Board periodically on matters of corporate governance.
     All members of the Governance and Nominating Committee are independent directors within the meaning of Rule 4200 of NASDAQ. The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by clicking on “Shareholder News”, then “Corporate Governance Policies”, then “Governance and Nominating Charter”.
     Qualifications considered by the Governance and Nominating Committee in assessing director candidates include but are not limited to the following:
•	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

•	A genuine interest in representing all of Citizens & Northern’s stakeholders, including the long-term interest of the shareholders;

•	A willingness to support the Values, Mission and Vision of Citizens & Northern;

•	An open-mindedness and resolve to independently analyze issues presented for consideration;

•	A reputation for honesty and integrity;

•	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

•	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance. Candidates should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management.

•	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

•	Independence as defined by the NASDAQ Stock Market; and

•	Residency in the geographically defined market area of Citizens & Northern with emphasis placed on maintaining representation throughout the market area.
     Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its stockholders and such factors may change from time to time. The Governance and Nominating Committee does, however, believe it appropriate that at least one director meet the criteria for “audit committee financial expert” as defined by the SEC rules, even though no one currently meets this criteria, and that a majority of the Board members meet the definition of “independent director” under NASDAQ rules.
     The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The evaluation procedure for candidates recommended by the stockholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.
     Current members of the Board of Directors are polled for suggestions as to prospective candidates meeting criteria for the Governance and Nominating Committee. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.
     Executive Committee. C&N Bank has an Executive Committee consisting of eight members of the Board of Directors who are as follows: R. Robert DeCamp, R. Bruce Haner, Leo F. Lambert, Craig G. Litchfield, Edward H. Owlett, III, Leonard Simpson, James E. Towner and Charles H. Updegraff, Jr. The function of this committee is to monitor and oversee the Bank’s management succession plan and leadership development processes, review and provide advice and counsel to the CEO regarding C&N Bank’s strategic plan, mission, goals and objectives and action plans and other matters, as well as recommend policies and procedures. During 2008, the Executive Committee held nine meetings.
     Compensation Committee. The Compensation Committee of C&N Bank, which held four meetings in 2008, consists of the following seven independent members of the Board of Directors: R. Robert DeCamp, Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, Leonard Simpson and James E. Towner. The purpose of the committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers and to provide oversight of the Bank’s compensation, benefit, perquisite and employee equity programs.
     The Board of Directors of C&N Bank has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com. Click on “Shareholder News”, then “Corporate Governance Policies”, then “Compensation Committee Charter of C&N Bank”.
     Trust Investment Committee. The Trust Investment Committee of C&N Bank, which met seven times in 2008, consists of six members of the Board of Directors; namely, Dennis F. Beardslee, Susan E. Hartley, Edward L. Learn, Raymond R. Mattie, Leonard Simpson, and Charles H. Updegraff, Jr. Deborah E. Scott, Executive Vice President and Senior Trust Officer of the Bank, is also a member of this committee, which determines the policy and investments of the Trust Department, the acceptance of all fiduciary relationships and relinquishments of all fiduciary relationships.

     Finance and Loan Committee. C&N Bank has a Finance and Loan Committee consisting of ten members of the Board of Directors who are as follows: Dennis F. Beardslee, Susan E. Hartley, Leo F. Lambert, Edward L. Learn, Craig G. Litchfield, Raymond R. Mattie, Edward H. Owlett, III, Leonard Simpson, Ann M. Tyler and Charles H. Updegraff, Jr. The primary purpose of this committee is to evaluate and act on loan requests that exceed management’s lending authority. During 2008, the Finance and Loan Committee held five meetings.
     Asset Liability Committee. The Corporation’s Asset Liability Committee consisted of Board members R. Robert DeCamp, Jan E. Fisher, Craig G. Litchfield, Raymond R. Mattie, Edward H. Owlett, III, Ann M. Tyler and Charles H. Updegraff, Jr., as well as Mark A. Hughes, The Corporation’s Treasurer and Chief Financial Officer. The Corporation’s Asset Liability Committee met four times, during 2008. The purpose of the committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time and to function as an investment committee.
     Audit Committee. The Audit Committee of the Corporation, which held six meetings in 2008, consists of five independent members of the Board of Directors. The members of the Committee are R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, James E. Towner and Ann M. Tyler. In addition to the six meetings of the Audit Committee, the chairman and a rotating member of the Committee met with representatives of Parente Randolph, LLC, C&N Bank’s internal audit department and management in May, August and November, 2008 to discuss the Corporation’s quarterly 10-Q filings. There was also a meeting of the full Audit Committee held in February 2008 to discuss the Corporation’s 10-K filing for the year ended December 31, 2007. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors, recommend to the Board of Directors the independent auditors for the year, and review the examinations and reports from those persons. None of the members of the Audit Committee meet the definition of “Audit Committee financial expert” as defined in the rules adopted by the Securities and Exchange Commission. The Board of Directors has determined that each of the present members of the Audit Committee have sufficient knowledge and experience in financial matters to effectively perform their duties.
     The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, which is available on our website at www.cnbankpa.com. Click on “Shareholder News”, then “Corporate Governance Policies”, then “Audit Committee Charter of C&N Corp”. The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

     The following table sets forth information concerning fees paid to Parente Randolph, LLC for the years ended December 31, 2008 and 2007. All services provided by Parente Randolph, LLC in 2008 and 2007 were pre-approved by the Audit Committee, or approved by management and ratified by the Audit Committee, consistent with the limits provided for in the Charter.

	Fiscal Years Ended
	December 31,
	2008	2007
Audit Fees
Audit of Annual financial statements and Audit of internal control over financial reporting and reviews of Quarterly financial statements	$180,021	$171,747

Audit-Related Fees
Audits of employee benefit plans	18,700	17,500

Tax Fees
Preparation of Corporate tax returns	10,000	9,500
Preparation of retired employee tax returns	4,715	4,710
Preparation of Citizens Bancorp, Inc. tax returns and related assistance	3,800	10,500

Other Fees
Accounting consultation fees	7,268	1,399
Services related to Citizens Bancorp, Inc. merger		3,017

Aggregate of all fees billed to the Corporation by Parente Randolph, LLC	$224,504	$218,373
AUDIT COMMITTEE REPORT
     On March 4, 2009, the Audit Committee of the Board of Directors reviewed and discussed the audited financial statements dated December 31, 2008 with management. They also have discussed with Parente Randolph, LLC, the independent registered public accounting firm of the Corporation, the matters for discussion as specified by AICPA Statement of Auditing Standards No. 61, as amended. The Audit Committee has received from Parente Randolph, LLC the written communications required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Parente Randolph, LLC, its independence. Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.
     Members of the Audit Committee,

Edward H. Owlett, III, Chairman	James E. Towner
R. Bruce Haner	Ann M. Tyler
Leo F. Lambert
STOCK OWNERSHIP GUIDELINES
     The Board of Directors has not adopted formal guidelines for stock ownership by directors, but the Board encourages directors to increase their ownership over time.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. DeCamp, Haner, Lambert, Owlett, Simpson, Towner and Mrs. Fisher served as members of the Compensation Committee during 2008 and none of them was an officer or employee of the Corporation or any of its subsidiaries during that time. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Compensation Committee.

COMPENSATION DISCUSSION & ANALYSIS
OVERVIEW OF THE EXECUTIVE COMPENSATION PROGRAM
     The Corporation’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace.
     The program provides participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.
COMPENSATION PHILOSOPHY AND PROGRAM OBJECTIVES
     We believe that the compensation program for executives should directly support the achievement of specific annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.
     The current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and longer-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives.
     The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive as much as 30% to 40% of their total compensation over time, depending on their role in the organization, from short- and longer-term incentive opportunities, but only when performance targets are met on a consistent basis.
     We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace, but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.
PROGRAM MANAGEMENT
     The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. In evaluating program effectiveness, the Committee utilizes information from management and the services of an outside consultant. Strategic Compensation Planning, Inc. of Malvern, PA is the Committee’s consultant on executive and director compensation matters.
     The Committee currently consists of seven (7) directors, all of whom qualify as independent members of the Board. R. Robert DeCamp serves as Chair of the Committee. Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, Leonard Simpson, and James E. Towner also serve on the Committee.
     Role of Executive Management in the Pay Decision Process. The Committee is responsible for recommending compensation related decisions to the Board of Directors for final approval. In formulating its recommendations, the Committee will regularly seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from the Chief Executive Officer. It will also utilize the services of the Company’s Chief Operating Officer and Chief Financial Officer and, as circumstances suggest, other officers of the Company. The Committee weighs the information provided by officers carefully, especially the recommendations of the Chief Executive Officer on decisions affecting subordinate executives, but ultimately makes its decisions and formulates recommendations for Board approval independently.
     Program Review and Pay Decision Process. During the Fall of a calendar year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its compensation consultant, (2) conducts a comprehensive review of the compensation program structure and provisions, and (3) considers salary and benefit adjustments and incentive awards for executives.
     After examining the information provided by its outside consultant, the Committee determines (1) if the content and structure of the compensation program is still competitive, (2) if the current provisions remain consistent with the Corporation’s overall pay philosophy, and (3) if the compensation program continues to support achievement of business objectives.
     After deciding on the program structure for the coming calendar year, the Committee will examine the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry practice trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee with input from a questionnaire provided to all Directors.
     Based on the information gathered about each executive, the Committee will formulate recommendations on possible salary adjustments for executives during the coming calendar year. It will also determine annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year, and it will determine appropriate longer-term incentive awards, usually in the form of stock options and restricted stock grants.
     These recommendations will be presented to the full Board of Directors for consideration, usually in December, prior to the beginning of the new fiscal (calendar) year.
     As incentive awards for the year ending are calculated, the Committee is also working with the Chief Executive Officer to construct executive performance plans for the coming calendar year (the new fiscal year). The Committee will formulate their recommendations on performance goals and award opportunities for Board consideration and approval.
     The Committee may be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.
     Pay Decision Factors and Considerations. The following factors typically influence Committee recommendations on pay and benefits for executives:
•	Salary: executive’s overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

•	Annual Incentive Awards: competitive industry practice with respect to size of awards, actual performance (achievement) against goals and objectives assigned at the beginning of the fiscal year.

•	Longer-term Incentive Awards: competitive industry practice with respect to size of awards and the typical “mix” of stock options, restricted shares and other forms of equity-based grants, recent performance of the Corporation and the individual executive and shareholder concerns about dilution and overhang.

•	Perquisites: the needs of the executive’s position, i.e., frequency of need to travel to other Corporation locations, or to meet with Corporation clients and prospective clients, and competitive industry practices for comparable executive roles.

•	Employment Contracts: Currently, Charles H. Updegraff, Jr. is the only executive officer with an employment contract. Mr. Updegraff’s employment contract was originally with Citizens Bancorp, Inc., which the Corporation assumed by merger on May 1, 2007. It will terminate on December 31, 2009. The Committee will authorize employment agreements if it determines that the agreements will serve Corporation needs for confidentiality about business practices and plans and preservation of the customer base (noncompetition and nonsolicitation provisions) and competitive industry practices.

•	Comparator Base: The Basis for Defining Competitive Compensation Levels and Practices. The types and levels of compensation included in the executive compensation program are consistent with current features and programming trends among similar size and type organizations in the Corporation’s local and regional marketplace.

     Annually, the Committee asks its outside consultant to review survey reports on national and regional compensation practice within the Corporation’s industry group, focusing on pay levels and practices among Community Banking and Diversified Financial Services institutions based in the Mid-Atlantic Region and having between $1.0B and $2.0B of assets. This range of institutions includes banking companies that are somewhat smaller and somewhat larger than the Corporation. The asset range will be modified from time to time as Corporation’s operating circumstances change. For the 2008 program planning review, the outside consultant selected the following institutions in Pennsylvania, New York, New Jersey and Ohio to serve as a peer group (the “Peer Group”):

Alliance Financial Corp.	First National Community Bancorp
Arrow Financial Corp.	Northfield Bancorp, Inc.
Camco Financial Corp.	Parkvale Financial Corp.
Canandaigua National Corp.	Peapack-Gladstone Financial Corp.
Center Bancorp, Inc.	Pennsylvania Commerce Bancorp
ESB Financial Corp.	Peoples Bancorp Inc.
Financial Institutions, Inc.	Univest Corp. of Pennsylvania
First Defiance Financial Corp.	VIST Financial Corp.
PROGRAM COMPONENTS
     There are six (6) elements in the current executive compensation program:
1. Base Salary. Base salary opportunities are established taking into consideration the median level of industry practice within the Peer Group for comparable jobs. Within the defined competitive range, an executive’s salary level is based initially on his/her qualifications for the assignment and experience in similar level and type roles. Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices. For most executive positions, salary will ordinarily provide at least 60% — 70% of total annual compensation, when considering the value of short-term and long-term incentive awards and benefits provided by the organization.
2. Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as all other employees of the Corporation.
3. Annual Performance Incentives. The annual performance Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. Currently, these awards can provide as much as approximately 40% of an executive’s total annual compensation when target levels of performance are achieved. For 2008, corporate performance was measured based on return on average equity and core earnings growth, as defined, over the prior year’s level. These same criteria will be used to evaluate corporate performance for 2009. Business unit goals vary based on the nature of the unit, but, where applicable, would include such items as loan and deposit growth, and non-interest income. The Committee, in its discretion, may adjust award payments under the Incentive Award Plan based on extraordinary circumstances, conflicts with long-term financial and development objectives, or below standard individual participant performance. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.
4. Longer-term Performance Incentives. Executives are eligible to participate in longer-term incentive award plans established to focus their efforts on the strategic directions and goals of the business and incent ownership in the Corporation, promoting a vested interest in the Corporation’s long-term success. Awards may be made in the form of qualified options (“Incentive Stock Options,” as defined in the Internal Revenue Code), nonqualified options, stock appreciations rights or restricted stock. All awards granted have been Incentive Stock Options or restricted stock. While the size of such awards may increase or decrease based on current business performance, it is the intention of the Committee to recommend such awards at least annually as an incentive to focus executives’ future efforts on longer-term needs and objectives of the business.

Equity Grant Plans. Our 1995 Stock Incentive Plan, as most recently amended by shareholder vote on April 15, 2008, authorizes us to grant options to purchase shares of common stock and to make restricted stock grants to our employees. The Committee is the administrator of the Stock Incentive Plan. Stock option or restricted stock grants may be made at the commencement of employment and from time to time to meet other specific retention or performance objectives. The Committee reviews and recommends approval of stock option and restricted stock awards to executive officers based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. Peer Group data regarding stock-based compensation has not reflected much consistency among the financial institutions. Periodic grants of stock options or restricted stock are made at the discretion of the Committee to eligible employees and, in appropriate circumstances, the Committee considers the recommendations of the Chief Executive Officer. Typically, the Board of Directors has approved stock option grants at its late December meeting, grants to be effective on the second stock trading day of January in the following year. The average of the high and low price of the Corporation’s stock on the first trading day is used as the exercise price for the option grants. Generally, employee stock option grants vest six (6) months after the grant date, and generally expire 10 years after the grant date. Restricted stock grants made in 2007 and previous years vest at the rate of one-third each year for three (3) years following the grant date and are subject to continued employment with the Corporation. Restricted stock awards made in January 2009 and 2008 include a performance condition, as well as a requirement for continued employment. One-third of the total shares are distributed on the anniversary date of the award based on the Corporation’s attainment of a Performance Target of 100% or more of the Peer Group’s average return on equity (as defined by the Committee) for the four quarters ending the third quarter of each calendar year following the award date. The Performance Target requirement continues until all Restricted Shares awarded are distributed, expired or forfeited. If all Restricted Shares awarded are not distributed within the ten (10) year period following the date of the award, they shall expire and revert back to the Corporation. Incentive stock options and restricted stock grants also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended. A total of 850,000 shares of common stock may be issued under the Stock Incentive Plan. As of December 31, 2008, a balance of 498,030 shares is available for issuance.
The Committee recommended to the Board and the Board authorized the awarding of stock options and restricted stock to executives and certain employees on specific dates in January 2002 through January 2009, except for 2006, when no options or restricted shares were granted. The timing of such grants was not tied to the release of negative or positive material information about the Corporation. Prior to the January 2002 awards, options were awarded from time to time, as recommended by the Committee and approved by the Board. No formal structured program of granting annual awards had been developed prior to 2001.
The Corporation has not established a policy regarding executive ownership of company stock and/or retention guidelines applicable to equity awards to executives.
5. Nonqualifed Benefits and Perquisites. These provisions include participation in a supplemental retirement income plan (SERP) as well as, in many instances, use of a company-provided automobile. In a few instances, the company pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.
The SERP is intended to replace some of the benefits lost by executives under Federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of service. Participants vest earlier than age 55 in the event of disability, death or if the Corporation is acquired. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time. The SERP is described in more detail in a later section of this Proxy Statement.
6. Employment Contracts and Change of Control Agreements. At present and contrary to prevailing industry practices, the Corporation does not offer formal employment contracts to any of its executives, except for Charles H. Updegraff, Jr. (as discussed in the “Pay Decision Factors and Considerations” section in the Compensation Discussion & Analysis). It may choose to offer such employment arrangements to current or future executives as circumstances warrant.

A select group of senior executives, including the Named Executive Officers, have Change of Control agreements with the Corporation. In the event that any of these executives were terminated following a Change of Control, they would receive a severance benefit equal to one (1) times their annual base salary rate at the time of termination. They would also be eligible for continued coverage under the Corporation’s health and welfare benefit plans for eighteen (18) months, as permitted under law and carrier contract. None of the Named Executive Officers have a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits following a change in control exceed the deduction limits under IRS Code Section 4999.
RECENT ACTIONS: 2008 AND FIRST QUARTER 2009
     During 2008 and the first quarter of 2009, the Corporation, through the Committee and Board of Directors, has made a number of important decisions regarding executive compensation. The most important actions are summarized here.
     Base Salaries. At the beginning of 2009, executives received modest salary increases based on evaluations of corporate and individual performances and prevailing industry practices for comparable positions.
     The salary of the Chief Executive Officer increased by 1.5% in January, 2009 to a level of $348,000. The salary of the Chief Financial Officer increased in January 2009 by 5% to a level of $192,944.
     Annual Incentives. The Board establishes a series of annual Corporate, Business Unit and Individual goals for each Named Executive Officer whereby each Named Executive Officer may receive an annual cash bonus equal to a percentage of base salary, depending upon achievement of performance goals. The following were the target, maximum, and actual percentages of base salary paid to the Named Executive Officers related to their performance in 2008, with comparative information for 2007 and 2006:

		Target	Maximum	Actual
Name	Year	Percentage	Percentage	Percentage

Craig G. Litchfield	2008	32%	48%	31.9%
	2007	40%	60%	0.0%
	2006	40%	60%	24.8%
Mark A. Hughes	2008	24%	36%	23.9%
	2007	30%	45%	0.0%
	2006	30%	45%	22.8%
Charles H. Updegraff, Jr.	2008	24%	36%	23.9%
Deborah E. Scott	2008	20%	30%	17.6%
	2007	25%	38%	0.0%
	2006	25%	38%	18.5%
Dawn A. Besse	2008	20%	30%	18.3%
	2007	25%	38%	0.0%
	2006	25%	38%	19.1%
     Longer-term Incentives. The Committee utilizes equity grants as an incentive to drive future performance. In December 2008, the Committee recommended equity grants that were awarded in January 2009. Effective January 5, 2009, the Corporation awarded options and restricted stock under the Stock Incentive Plan. The exercise price of the options, and the value of the restricted stock, was $19.88 per share, which was based on the market price of the Corporation’s stock, as defined in the Plan. The following awards on January 5, 2009 are not included in the tables within the “Executive Compensation” section of this Proxy Statement, because they were made after the end of 2008: Mr. Litchfield- 7,780 options and 380 shares of restricted stock; Mr. Hughes- 4,530 options and

225 shares of restricted stock; Mr. Updegraff- 3,725 options and 185 shares of restricted stock; Mrs. Scott- 2,700 options and 135 shares of restricted stock and Mrs. Besse- 2,360 options and 115 shares of restricted stock.
     Nonqualified Benefits and Perquisites. No changes have been made to existing participation practices or benefit levels in current program offerings.
     Employment Contracts and Change of Control Agreements. Except as may be required to comply with recently enacted legislation (described in the following section), no substantial changes in the Company’s current practice of not providing employment contracts (except for Mr. Updegraff), as well as limited Change of Control protection, are anticipated.
     The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are competitive and reflect the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors.
REQUIREMENTS OF RECENTLY ENACTED LEGISLATION
     We participated in the Troubled Asset Relief Program Capital Purchase Program (referred to in this section as the “TARP Program”) established under the Emergency Economic Stabilization Act of 2008 (the “EESA”) pursuant to which, on January 16, 2009, the U.S. Department of the Treasury (“Treasury”) invested approximately $26.44 million in our preferred stock and warrants. Participation in the TARP Program requires that we implement certain restrictions and limitations on executive compensation, in particular severance pay, requires a review of our incentive compensation programs to ensure that they do not encourage our senior executive officers to take unnecessary and excessive risks, and limits our ability to receive tax deductions related to senior executive pay.
     Additionally, on February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which amends the EESA by, among other things, directing Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the TARP Program. These limitations are to include:
•	A prohibition on paying or accruing bonus, incentive or retention compensation for at least the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

•	A prohibition on making any payments to the five highest paid executive officers and the next five most highly compensated employees for departure from the Company, other than payments for services performed or benefits accrued;

•	Subjecting bonus, incentive and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

•	Requiring the establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures;

•	Requiring the submission of a “say-on-pay” proposal to a non-binding vote of shareholders at annual meetings, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; and

•	Providing for a review by the Treasury of any bonus, retention awards or other compensation paid to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.
     As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law have been issued to date. Pending the issuance of regulations, the Board, Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and going forward compensation, and the effect of the law’s requirements on the Corporation’s competitive position. Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of compensation paid to our executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modifications to existing plans and agreements.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation.
     The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE	R. Robert DeCamp, Chairman
Jan E. Fisher
R. Bruce Haner
Leo F. Lambert
Edward H. Owlett, III
Leonard Simpson
James E. Towner

EXECUTIVE COMPENSATION
     The following table contains information with respect to annual compensation for services in all capacities to the Corporation and C&N Bank for the fiscal years ended December 31, 2008, 2007 and 2006 of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three (3) other most highly compensated executives (collectively, the “Named Executive Officers”) to the extent such persons’ total compensation exceeded $100,000:
SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified	All
				Stock	Option	Deferred Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

CRAIG G. LITCHFIELD	2008	342,720	109,232	9,212	27,988	—	65,854	555,006
Chairman, President and	2007	342,720	—	11,829	21,497	194,817	55,538	626,401
CEO	2006	336,000	83,462	6,585	—	30,014	55,852	511,913

MARK A. HUGHES	2008	183,756	43,925	4,371	13,136	—	22,935	268,123
Treasurer	2007	183,756	—	5,399	10,191	48,339	19,285	266,970
and Chief Financial Officer	2006	175,006	39,959	2,442	—	9,912	21,872	249,191

CHARLES H. UPDEGRAFF, JR.	2008	187,100	44,724	1,470	8,757	32,306	60,182	334,539
Executive Vice President
and Chief Operating Officer

DEBORAH E. SCOTT	2008	140,419	25,734	3,306	9,954	—	20,807	200,220
Executive Vice President	2007	140,419	—	4,239	7,827	33,169	19,089	204,743
and Director of Trust	2006	135,018	26,085	2,442	—	8,478	21,154	193,177
Department

DAWN A. BESSE	2008	128,544	23,557	2,700	8,237	—	25,617	188,655
Executive Vice President	2007	128,544	—	3,626	6,467	34,399	22,624	195,660
and Chief Credit Officer	2006	124,800	23,840	2,442	—	18,134	22,566	191,782
     The 2008 and 2006 bonuses were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of Compensation Discussion and Analysis. There were no bonuses paid in 2007.
     The amount shown in the “Stock Awards” column for 2008 equals the amount recognized during 2008 as compensation expense for financial statement reporting purposes as a result of restricted stock awards made in 2007 and 2008. The 2007 amount equals the amount recognized during 2007 as compensation expense for financial statement reporting purposes as a result of restricted stock awards made in 2005 and 2007. The 2006 amount equals the amount recognized during 2006 as compensation expense for financial statement reporting purposes as a result of restricted stock awards made in 2004 and 2005. Stock awards are valued as the average of the high and low on the trading day prior to the grant date. A portion of that grant-date value is recorded as expense over the vesting period applicable to the grant. There were no restricted stock awards in 2006.

     The amount shown in the “Option Awards” column for 2008 equals the amount recognized during 2008 as compensation expense for financial reporting purposes, computed in accordance with Statement of Financial Accounting Standards No. 123R. The value used for 2008 options is $3.15 per option, determined based on the grant date fair market value, computed using the Black-Scholes option pricing model. A portion of that grant-date value is recorded as expense over the vesting period applicable to the grant. The 2007 amount equals the amount recognized during 2007 as compensation expense for financial reporting purposes, computed in accordance with Statement of Financial Accounting Standards No. 123R. The value used for 2007 options is $4.46 per option, determined based on the grant date fair market value, computed using the Black-Scholes option pricing model. A portion of that grant-date value is recorded as expense over the vesting period applicable to the grant. There were no stock options awarded in 2006.
     The amount shown in the column headed “Change in Pension Value and Nonqualified Deferred Plan Compensation” for 2008 is attributable to Mr. Updegraff’s participation in the Citizens Trust Company Pension Plan, a defined benefit pension plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participants and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc., and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007. Mr. Updegraff is the only Named Executive Officer who is a participant in this plan. In 2008, for financial reporting purposes the Corporation adopted a December 31 measurement date for this plan, while in 2007, a September 30 measurement date was used. Accordingly, the amount of change in pension value reported for Mr. Updegraff was determined based on the 15-month period ended December 31, 2008. The discount rate used to calculate the present value of accumulated plan benefit was 6.25% at December 31, 2008 and 5.80% as September 30, 2007.
     Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Plan Compensation” for 2007 and 2006 were related to the Citizens & Northern Bank Pension Plan, a defined benefit pension plan. The 2007 and 2006 amounts were determined using a December 31 measurement date, which was the pension plan measurement date used for financial reporting purposes. The Citizens & Northern Bank Pension Plan was frozen and terminated, effective December 31, 2007. In 2008, the Corporation funded and settled substantially all of its obligations under the plan. The large increase in the change in pension value reported for Named Executive Officers in 2007 as compared to 2006 resulted from termination of the plan. Because the Pension Plan has been terminated, with a final payout to settle Plan obligations expected in 2008, a lower discount rate (4.77%) was used in 2007 than the discount rate used in 2006 (5.75%). Use of the lower discount rate in 2007 was the major reason for the reported increase.
     The “Non-Equity Incentive Plan Compensation” column has been omitted from the Summary Compensation Table because no Named Executive Officers earned compensation during 2008, 2007, or 2006 of a type required to be disclosed in that column.

     Amounts shown as “All Other Compensation” include the following:

		Employer	Employer	Employer	Dollar Value	Commissions
		Contributions	Contributions	Contributions to	of Insurance	for	Perquisites
		to the	to the 401 (k)	the Supplemental	Premium	Insurance	and
		Employee	Employee	Executive	paid for	and	Other
		Stock	Savings	Retirement	Group Term	Brokerage	Personal
		Ownership Plan	Plan	Plan (SERP)	Life Insurance	Sales	Benefits	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Craig G. Litchfield	2008	9,200	11,500	42,682	1,828	—	644	65,854
	2007	4,500	9,000	40,221	1,192	—	625	55,538
	2006	8,800	8,800	36,488	1,191	—	573	55,852
Mark A. Hughes	2008	7,367	9,209	5,944	415	—	—	22,935
	2007	4,483	8,965	5,422	415	—	—	19,285
	2006	8,335	8,334	4,788	415	—	—	21,872
Charles H. Updegraff, Jr.	2008	8,176	10,220	24,490	1,928	—	15,368	60,182
Deborah E. Scott	2008	5,729	7,161	5,109	415	405	1,988	20,807
	2007	3,398	6,796	4,886	415	1,181	2,413	19,089
	2006	6,404	6,404	4,614	415	588	2,729	21,154
Dawn A. Besse	2008	5,189	6,487	12,750	1,191	—	—	25,617
	2007	3,072	6,144	11,446	1,192	—	770	22,624
	2006	5,838	5,190	9,621	1,191	—	726	22,566
     For Mr. Updegraff and Mrs. Scott, perquisites and other personal benefits include a company-supplied automobile. For Mr. Litchfield, Mrs. Scott and Mrs. Besse perquisites include the cost of club memberships, which is used primarily, but not exclusively, for business purposes.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information with respect to grants of plan-based awards as of December 31, 2008 for the Named Executive Officers.

			All Other	All Other
			Stock	Option
			Awards:	Awards:	Exercise	Grant
			Number	Number of	or Base	Date Fair
		Board/	of Shares	Securities	Price of	Value of
		Committee	of Stock	Underlying	Option	Stock and
	Grant	Action	or Units	Options	Awards	Option
Name	Date	Date	(#)	(#)	($/Sh)	Awards
Craig G. Litchfield	1/3/2008	12/20/2007	430	8,885	17.50	35,513

Mark A. Hughes	1/3/2008	12/20/2007	205	4,170	17.50	16,724

Charles H. Updegraff, Jr.	1/3/2008	12/20/2007	135	2,780	17.50	11,120

Deborah E. Scott	1/3/2008	12/20/2007	155	3,160	17.50	12,667

Dawn A. Besse	1/3/2008	12/20/2007	125	2,615	17.50	10,425
     The grant date fair market value of stock and options awards is computed in accordance with Statement of Financial Accounting Standards No. 123R. The value used for restricted stock awards is $17.50 per share, based on the market value of the stock at the grant date. The value used for options is $3.15 per option, computed using the Black-Scholes option pricing model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth information with respect to outstanding equity awards as of December 31, 2008 for the Named Executive Officers.

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock	Stock
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	($)	Date	(#)	($)
Craig G. Litchfield	7,500	18.000	12/23/2009
	9,405	17.000	1/2/2012
	7,204	20.730	1/2/2013
	5,715	26.590	1/2/2014
	5,515	27.000	1/3/2015
	4,820	22.325	1/3/2017
	8,885	17.500	1/3/2018
				925	$18,269
Total:	49,044		Total:	925	$18,269
Mark A. Hughes	2,828	17.000	1/2/2012
	2,700	20.730	1/2/2013
	2,145	26.590	1/2/2014
	2,065	27.000	1/3/2015
	2,285	22.325	1/3/2017
	4,170	17.500	1/3/2018
				439	$8,670
Total:	16,193		Total:	439	$8,670
Charles H. Updegraff, Jr.	2,780	17.500	1/3/2018
				135	$2,666
Total:	2,780		Total:	135	$2,666
Deborah E. Scott	2,250	18.000	12/23/2009
	3,528	17.000	1/2/2012
	2,700	20.730	1/2/2013
	2,145	26.590	1/2/2014
	2,065	27.000	1/3/2015
	1,755	22.325	1/3/2017
	3,160	17.500	1/3/2018
				331	$6,537
Total:	17,603		Total:	331	$6,537
Dawn A. Besse	2,700	20.730	1/2/2013
	2,145	26.590	1/2/2014
	2,065	27.000	1/3/2015
	1,450	22.325	1/3/2017
	2,615	17.500	1/3/2018
				270	$5,333
Total:	10,975		Total:	270	$5,333

OPTIONS EXERCISED AND STOCK VESTED
     The following table sets forth information concerning the exercise during 2008 of options granted, and value realized on vesting of restricted stock, under the Stock Incentive Plan by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)

Craig G. Litchfield	4,305	$39,743	461	$8,215

Mark A. Hughes	—	—	194	$3,457

Charles H. Updegraff, Jr.	—	—	—	—

Deborah E. Scott	1,615	$14,947	166	$2,958

Dawn A. Besse	—	—	151	$2,691
PENSION BENEFITS(1)(2)
     The following table sets forth information with respect to pension benefits for the fiscal year ended December 31, 2008 for the Named Executive Officers:

			Present Value
		Number of	of
		Years	Accumulated
		Credited Service	Benefit
Name	Plan Name	(#)	($)
Craig G. Litchfield	Supplemental Executive Retirement Plan(3)	20	$302,413

Mark A. Hughes	Supplemental Executive Retirement Plan(3)	8	$32,556

Charles H. Updegraff, Jr.	Supplemental Executive Retirement Plan(3)	1	$24,435
	Citizens Trust Company Pension Plan(4)	28	$437,259

	Total		$461,694

Deborah E. Scott	Supplemental Executive Retirement Plan(3)	10	$29,783

Dawn A. Besse	Supplemental Executive Retirement Plan(3)	8	$62,357

(1)	The column disclosing benefits paid from any of the plans named in the table has been omitted from the table because no named executive officer received any such payments during 2008.

(2)	Values are as of December 31, 2008, which is the Pension Plan measurement date used by the Corporation for financial reporting purposes.

(3)	A nonqualified plan, described in more detail below.

(4)	Tax-qualified defined benefit plan, described in more detail below.

PENSION PLANS
     The Citizens & Northern Bank Pension Plan (the “Pension Plan”) was a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. In October 2007, the Corporation’s Board of Directors adopted amendments to freeze and terminate the Plan, effective December 31, 2007. In 2008, the Corporation funded and settled substantially all of its obligations under the Pension Plan.
     Mr. Updegraff is a participant in the Citizens Trust Company Pension Plan, an IRS-qualified defined benefit plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participant and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc. and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)
     The SERP provides selected key employees a supplemental retirement income. The SERP is a target benefit pension plan. The annual contribution amount is based on a formula designed to provide an annual benefit equal to 20% of pay, with a target age of 65. In determining the annual contribution amounts, the discount rate used is 8.0%. Also, a standard mortality table is used. The annual contribution amounts are deposited into each participant’s account within a trust (discussed below). The actual amount a participant has at separation of employment depends upon his/her self-directed investment results over time. The actual investment returns do not impact the annual contributions. Investment returns are allocated to participant accounts quarterly based on balances as of the beginning of the quarter.
     C&N Bank has established a trust account for the SERP. Our Trust and Financial Management Group manage the trust assets established for the SERP. The individual balances for each SERP participant are accounted for by our Trust and Financial Management Group. C&N Bank has funded the trust, but all assets in the trust are subject to the claims of C&N Bank’s creditors in the event of insolvency. The participation and funding of the SERP is entirely at the discretion of C&N Bank’s Board of Directors each year, and the Board of Directors may terminate the SERP at any time.
     The individual participants’ account balances are payable, in the form of an annuity that would be purchased from an unrelated entity, when any of the following events occur:
•	Retirement at the later of age 55 and 5 years of plan participation

•	In the event of death

•	In the event of disability

•	In the event the Corporation is acquired by another institution.
401 (k) SAVINGS PLAN
     The Citizens & Northern Corporation Savings and Retirement Plan (“Savings Plan”) is qualified under Section 401(k) of the Internal Revenue Code. All officers and employees, including the Named Executive Officers, are eligible to participate in the Savings Plan. The Savings Plan allows a participant to authorize a deposit into the Plan of before tax earnings from 1% to 40% of compensation. The maximum amount of elective contributions that could be made by a participant during 2008 was $15,500 plus a $5,000 catch-up contribution if over age 50. The elective contributions are also subject to a $230,000 compensation limit. In addition, the employer makes matching contributions equal to 100% of a participant’s before tax contributions up to 5% of compensation. All participants’ contributions and the safe harbor employer matching contributions for 2008, at the participants’ election, were invested in a choice of investment funds maintained by C&N Bank as Trustee.
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”)
     As of January 1, 2007, the Corporation established an ESOP. Prior to 2007, the Corporation maintained the ESOP as a component of the Savings Plan, with a basic regular employer contribution equal to 2% of each eligible employee’s compensation, and additional discretionary contributions considered from year-to-year by the Board of Directors. Employer contributions are invested in the Corporation’s common stock. The new ESOP has features similar to the previous ESOP, except that it has been removed from the Savings Plan, and all contributions are at the discretion of the Board of Directors. The values of participants’ ESOP accounts, which were 100% vested as of December 31, 2006, were transferred from the Savings Plan to the new ESOP. The ESOP does not allow for employee contributions. The total ESOP employer contribution for 2008 was equal to 4% of compensation.
CHANGE IN CONTROL AGREEMENTS
     The Corporation and C&N Bank (the “Employer”) have entered into Change in Control Agreements (the “Agreements”) with Messrs. Litchfield, Hughes, Mrs. Scott, Mrs. Besse, and certain other officers (each an “Employee”). The employment agreement with Mr. Updegraff includes Change in Control provisions with some variation from the Agreement with the other Employees. The purpose of the Agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties without the distraction of potential disturbing circumstances arising from the possibility of a change in control of the Corporation and C&N Bank.
     The Change in Control Agreements are not employment agreements. The Agreements provide for a lump sum severance benefit in the event certain events take place after there is a “change in control”, as defined in the Agreement, of the Corporation, or for a period of twenty-four (24) months thereafter. If the Employee remains employed for more than twenty-four (24) months after a change in control, nothing is payable.
     Under the Agreements, the term “termination” means the termination of the employment of the officer either by the Employer for any reason other than death, disability, or “cause”, or by resignation of the Employee upon the occurrence of one or more of the following events: a significant change in the Employee’s authorities or duties, a reduction in annual salary, or a material reduction in benefits; the relocation of the Employee’s office to a location more than 35 miles from the location of the Employee’s office immediately prior to the employment period; the Employee is unable to exercise the authorities, powers, functions or duties associated with the Employee’s position; or the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement in the same manner and extent as if no succession had taken place.
     In the event of a termination, the Agreements provide severance benefits of (i) Employer-paid group medical insurance continuation premiums for a period of eighteen (18) months after the date of termination, and (ii) a lump sum payment in cash no later than thirty (30) business days after the date of termination equal to the sum of the Employee’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination; and an amount equal to one (1) times the Employee’s base salary in effect immediately prior to the date of termination.
     The original Agreements terminated on December 31, 2005, but are automatically extended for additional one-year periods unless written notice is provided by the Employer or Employee that such party does not wish to extend the term. If a change in control occurs during the original or extended term of the Agreements, the term shall continue for a period of twenty-four (24) months and end upon the expiration of such twenty-four (24) month period.
     The Corporation expressly agreed to assume, as of May 1, 2007, the existing employment agreement between Citizens Bancorp, Inc. and Charles H. Updegraff, Jr. Mr. Updegraff’s employment agreement, as amended by an addendum between Mr. Updegraff and the Corporation, provides:
•	For a current term expiring on December 31, 2009;

•	For automatic renewals on December 31 of each year to December 31 of the third calendar year thereafter, subject to the right of each party to terminate the automatic renewal and thereby fix the expiration of the term;

•	For early termination upon dismissal by resolution of a majority of the board of directors, the death or disability of Mr. Updegraff;

•	For a base salary, subject to increase or decrease from time to time at such intervals and by the same percentages as may be authorized by the board of directors generally with respect to base salary increases or decrease for executive officers;

•	For participation in certain benefits and incentive programs adopted by the board of directors, including without limitation, all employer-sponsored group health, life and disability insurance plans and such annual bonus plans, stock options and restricted stock plans as may be adopted by the board of directors;

•	That if Mr. Updegraff is terminated by the board of directors without proper cause, or if Mr. Updegraff resigns his employment upon a material reduction of his authority or responsibilities or a substantial modification of his working conditions following a merger or consolidation of the Corporation, he will continue to receive his salary and benefits for the remainder of the current term; and

•	That if Mr. Updegraff is terminated due to disability, he will be entitled to a monthly disability income benefit in an amount equal to the monthly disability income benefit allowed by the group disability income insurance policy maintained by the Corporation for its executives, life insurance benefits (unless and until Mr. Updegraff accepts other employment) and health insurance premiums (unless and until Mr. Updegraff accepts other employment).
     The amount of severance salary benefits that each of the above-named executive officers would be entitled to, pursuant to the Agreements, if an event which triggered the payment occurred on the date of the Proxy Statement, is as follows: Mr. Litchfield $348,000, Mr. Hughes $192,944, Mr. Updegraff $201,133, Mrs. Scott $151,000, and Mrs. Besse $135,050. The total of such severance salary benefit payments for all covered Employees would be $1,697,425.
INDEMNIFICATION AGREEMENTS
     On April 20, 2004, the Stockholders of the Corporation authorized the Corporation to enter into Indemnification Agreements with the Directors of the Corporation and C&N Bank and certain officers of C&N Bank, as designated by the Board of Directors. The primary purpose of the Agreements is to ensure the ability of the Corporation and C&N Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of C&N Bank and the Corporation, as well as the Corporation’s and C&N Bank’s Executive Officers as named on page 3.
     The indemnification agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were are entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.
     The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.
     The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e. a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to said bank) is excluded from indemnification under the agreements.

DIRECTOR COMPENSATION (1)(2)(3)

	Fees
	Earned or
	Paid in	Stock	Option
	Cash (4)	Awards (5)	Awards(6)	Total
Name	($)	($)	($)	($)
Dennis F. Beardslee	29,200	1,720	2,139	33,059
R. Robert DeCamp	33,300	1,720	2,139	37,159
Jan E. Fisher	28,600	1,720	2,139	32,459
R. Bruce Haner	32,800	1,720	2,139	36,659
Susan E. Hartley	27,600	1,720	2,139	31,459
Karl W. Kroeck	18,950	1,720	2,139	22,809
Leo F. Lambert	34,700	1,720	2,139	38,559
Edward L. Learn	28,200	1,720	2,139	32,059
Craig G. Litchfield (7)
Raymond R. Mattie	28,200	1,187	2,139	31,526
Edward H. Owlett, III	41,700	1,720	2,139	45,559
Leonard Simpson	36,700	1,720	2,139	40,559
James E. Towner	34,600	1,720	2,139	38,459
Ann M. Tyler	28,200	1,720	2,139	32,059
Charles H. Updegraff, Jr. (7)

(1)	The columns disclosing Non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2008 of a type required to be disclosed in those columns.

(2)	As of December 31, 2008, each non-employee director except Director Mattie owned 167 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan for which transfer restrictions had not yet lapsed. For each director except Director Mattie; those shares had a value of $3,298 based on the closing price of the Corporation’s common stock on December 31, 2008 (the last business day of the year). Director Mattie owned 109 shares of common stock awarded pursuant to the Independent Director Stock Incentive Plan for which transfer restrictions had not yet lapsed. Those shares had a value of $2,153 based on the closing price of the Corporation’s common stock on December 31, 2008 (the last business day of the year.)

(3)	Effective January 5, 2009, the Corporation awarded 1,341 options and 170 shares of restricted stock under the Independent Director Stock Incentive Plan to each director. The exercise price of the options, and the value of the restricted stock, was $19.88 per share, based on the market price of the Corporation’s stock on January 2, 2009. The awards made in January 2009 are not included in the table.

(4)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees.

(5)	The amount shown in the “Stock Awards” column equals the amount recognized during 2008 as compensation expense for financial statement reporting purposes as a result of restricted stock awards made in 2007 and 2008. Stock awards are valued at the closing price on the grant date. A portion of that grant-date value is recorded as expense over the vesting period applicable to the grant. There were no restricted stock awards in 2006.

(6)	The amount shown in the “Option Awards” column of 2008 equals the amount recognized during 2008 as compensation expense for financial reporting purposes, computed in accordance with Statement of Financial Accounting Standards No. 123R. The value used for options is $3.15 per option, determined based on the grant date fair market value, computed using the Black-Scholes option pricing model. A portion of that grant-date value is recorded as expense over the vesting period applicable to the grant. There were no stock options awarded in 2006.

(7)	Mr. Litchfield and Mr. Updegraff are compensated for their services as employees, and do not receive additional compensation for their services as directors.
     Compensation of the Board of Directors of C&N Bank is established by the board, upon recommendation of the Executive Committee. Directors who are employed by C&N Bank are not entitled to additional compensation for board or committee service. Directors who are not employed by C&N Bank receive compensation according to the following table; however, no separate compensation will be paid to a director of C&N Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of Citizens & Northern Corporation and who is compensated for that meeting by Citizens & Northern Corporation.

Annual Fees:
Cash Retainer (all Directors)	$14,000
Committee Chairman:
Audit Committee	$4,000
Executive Committee	$4,000
All Other Committees	$2,500
Per-Meeting Attendance Fees:
Board meetings (all Directors)	$600
Advisory board meetings	$200
Committee meetings:
Audit Committee	$500
Executive Committee	$500
All Other Committees	$400
     A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee.
     In addition to cash fees, non-employee directors also receive compensation in the form of Corporation common stock, or stock options, under the Independent Directors Stock Incentive Plan. This plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors. A total of 135,000 shares of common stock may be issued under the Independent Directors Stock Incentive Plan. The recipients’ rights to exercise stock options under this plan vest immediately and expire 10 years from the date of grant. The exercise prices of all stock options awarded under the Independent Directors Stock Incentive Plan are equal to market value as of the dates of grant. The restricted stock awards vest ratably over 3 years. A balance of 76,645 shares is available for issuance under the Independent Directors Stock Incentive Plan as of December 31, 2008.
     Cash dividends payable with respect to shares of common stock issued to directors under the Independent Directors Stock Incentive Plan are paid in the same amount and at the same time as dividends are paid to stockholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Independent Directors Stock Incentive Plan as on all other shares of Corporation common stock outstanding.
CERTAIN TRANSACTIONS
     Certain directors and officers of the Corporation and C&N Bank and their associates (including corporations of which such persons are officers or 10% beneficial owners) were customers of, and had transactions with the Corporation and C&N Bank in the ordinary course of business during the year ended December 31, 2008. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
     As a result of the Corporation’s participation in the TARP Program, the Corporation is required to permit its shareholders a separate, non-binding advisory vote on the compensation paid to the Corporation’s executives pursuant to the policies and procedures employed by the Corporation, as described in the CD&A and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
     For the reasons set forth in this Proxy Statement, we believe that our compensation polices and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, and are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.
     This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation paid to executives of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends a vote “FOR” approval of the compensation paid to executives of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion & Analysis and tabular disclosure regarding the named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Parente Randolph, LLC, has been the independent registered public accounting firm appointed by the Corporation since 1981, and was selected by the Board as the independent registered public accounting firm for the Corporation for the fiscal year ended December 31, 2008. The engagement of Parente Randolph, LLC as its independent accountants for the year 2009 is subject to review and approval by the Audit Committee. No member of the firm or any of its associates has a financial interest in the Corporation. A representative of Parente Randolph, LLC is expected to be present at the Annual Meeting to answer appropriate questions from stockholders and will be afforded an opportunity to make any statement that the firm desires.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of the Corporation’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms they file.
     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation during 2008 and Forms 5 and amendments thereto furnished to the Corporation with respect to 2008, the Corporation believes that no director, officer or ten percent stockholder or any other person subject to Section 16 of the Exchange Act, failed to make on a timely basis during 2008 any reports required to be filed by Section 16(a) of the Exchange Act, except that Mrs. Tyler had one late filing reporting one sale that was inadvertently missed.
STOCKHOLDER PROPOSALS
     The Corporation’s Articles of Incorporation contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. Stockholder recommendations for members of the Board should be submitted in writing to the President of the Corporation, and must include the stockholder’s name, address, and the number of shares owned. The recommendation must also include the name, address and principal occupation of the proposed nominee as well as the number of shares owned by the notifying stockholder and the total number of shares that will be voted for the proposed nominee. Stockholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate’s consent to be elected and to serve. The Articles of Incorporation specify that nominations from stockholders must be delivered or mailed not less than fourteen (14) days nor more than fifty (50) days prior to the stockholder meeting at which directors will be elected, except in the case where less than twenty-one (21) days notice is given of a stockholder meeting, in which case a notifying stockholder can mail or deliver a nomination not later than the close of business on the seventh day after the day the meeting notice was mailed.
     The Corporation’s 2010 Annual Meeting of stockholders is scheduled to be held in April 2010. Any stockholder who intends to present a proposal at the 2010 Annual Meeting and who wishes to have the proposal included in the Corporation’s proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation’s executive offices, 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901, by November 12, 2009. Citizens & Northern must receive notice of all other stockholder proposals for the 2010 annual meeting delivered or mailed no less than 14 days nor more than 50 days prior to the Annual Meeting; provided, however, that if less than twenty-one days notice of the annual meeting is given to stockholders then the Corporation must receive notice not less than seven days following the date on which notice of the annual meeting was mailed. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely. The Corporation reserves the right to vote in its discretion all of the shares of common stock for which it has received proxies for the 2010 annual meeting with respect to any untimely shareholder proposals.
OTHER MATTERS
     The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.
ADDITIONAL INFORMATION
     If you wish to communicate with the Board, you may send correspondence to Jessica R. Brown, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the presiding non-management director of the Board by sending correspondence to Lead Director, Board of Directors, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.
     The Corporation’s Annual Report on Form 10-K for the year 2008, including financial statements as certified by Parente Randolph, LLC, was made available with this Proxy Statement on or about March 12, 2009, to the stockholders of record as of the close of business on February 24, 2009.

     A paper copy of the Corporation’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, will be furnished free of charge to stockholders. Written request should be directed to the Treasurer, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

By Order of the Board of Directors,

Jessica R. Brown
Dated: March 12, 2009	Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 21, 2009 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— 20430000000000000000 8 042109 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF CLASS I DIRECTORS. 2. To approve, in an advisory (non-binding) vote, the compensation of executives as disclosed in the proxy statement. NOMINEES: 3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly FOR ALL NOMINEES O Raymond R. Mattie come before the Meeting or any adjournments thereof. O Edward H. Owlett, III WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY WITHHOLD AUTHORITY O James E. Towner THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES O Charles H. Updegraff, Jr. FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1. FOR ALL EXCEPT (See instructions below) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 CITIZENS & NORTHERN CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 21, 2009 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Dennis F. Beardslee and Edward L. Learn, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, April 21, 2009, at 2:00 P.M. (local time), at Citizens & Northern Bank, 90 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows: (Continued and to be signed on the reverse side.) 14475